Exhibit 4.02

No. 1                                                                                                                                       CUSIP No.  52520W721
                                                                                                                                                ISIN No. US52520W213

                                LEHMAN BROTHERS HOLDINGS INC.
                                4,900,000 Warrants
                                Currency Basket Warrants
                                Expiring February 13, 2008

This certifies that CEDE & Co., or registered assigns, is the registered holder of 4,900,000 Currency Basket Warrants Expiring February 13, 2008 (the “Warrants”). Each Warrant entitles the beneficial owner thereof (each a “Warrantholder”) to receive, subject to the conditions set forth herein and in the Warrant Agreement (as defined below), from Lehman Brothers Holdings Inc. (the “Company”) an amount in U.S. Dollars (rounded down to the nearest one-hundredth of a cent) (the “Cash Settlement Amount”) that is the greater of (A) zero and (B) the product of the product of the Notional Amount times the Basket Value. In no event shall a Warrantholder be entitled to any interest on any Cash Settlement Amount. Capitalized terms included herein but not defined herein have the meanings assigned thereto in the Warrant Agreement.

“Basket Value” shall mean the sum of the Reference Currency Quotients.

“Initial Reference Currency Amount”, for each Reference Currency and the U.S. Dollar, shall be:

Currency	Initial Reference Currency Amount
CNY	1.9935
TWD	8.2075
JPY	28.7600
SGD	0.393475
USD	-1.0000

 “Notional Amount” shall equal $95.00.

“Reference Currency Quotient” shall mean, for each Reference Currency, and the U.S. Dollar, a quotient, the numerator of which is the Initial Reference Currency Amount for such currency and the denominator of which is the Settlement Rate for such currency.

“Reference Currencies” shall mean the Chinese Yuan, the Taiwanese Dollar, the Japanese Yen and the Singapore Dollar (each, a “Reference Currency”).

“Reference Exchange Rate” shall mean, for each Reference Currency, the spot exchange rates for each of such Reference Currencies quoted against the U.S. Dollar expressed as number of currency units per USD 1.

“Settlement Rate” shall mean, for each Reference Currency (subject to the occurrence of a Disruption Event) is the Reference Exchange Rate on the Valuation Date,

observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability Event). The Settlement Rate for the U.S. Dollar shall equal 1.

“Settlement Rate Option” shall mean for each Reference Currency, as follows:

Chinese Yuan: The Chinese Renminbi/U.S. Dollar official fixing rate, expressed as the amount of Chinese Renminbi per one U.S. Dollar, for settlement in two business days reported by The State Administration of Foreign Exchange of the People’s Republic of China, Beijing, which appears on the Reuters Screen SAEC Page opposite the symbol “USDCNY=” at approximately 5:00 p.m., Beijing time, on the relevant Valuation Date.

Taiwanese Dollar: The Taiwanese Dollar/U.S. Dollar spot rate, expressed as the amount of Taiwanese Dollars per one U.S. Dollar, for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” at approximately 11:00 a.m. Taipei time, on the relevant Valuation Date, or if no rate appears as of 11:00 a.m., Taipei time, the rate that first appears in any of the next succeeding 15 minute intervals after such time, up to and including 12:00 noon, Taipei time, on the relevant Valuation Date.

Japanese Yen: The Japanese Yen/U.S. Dollar official fixing rate, expressed as the amount of Japanese Yen per one U.S. Dollar, for settlement in two business days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption “JPY” at approximately 10:00 a.m. New York time, on the relevant Valuation Date.

Singapore Dollar: The Singapore Dollar/U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Singapore Dollar per one U.S. Dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on the relevant Valuation Date.

“Valuation Business Day” shall mean, with respect to each Reference Currency, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in the city or jurisdiction indicated in the Settlement Rate Option for that Reference Currency.

“Valuation Date” shall mean, for each Reference Currency, the Valuation Business Day immediately following the relevant Exercise Date or, in the event of automatic exercise, following the Expiration Date or Delisting Date; provided that if a Price Source Unavailability Event occurs with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed as described in the Warrant Agreement. The Valuation Date may also be postponed if the number of warrants sought to be exercised on a single Exercise Date exceeds the maximum daily limit on exercise, as described as described in the Warrant Agreement.

Subject to the terms of the Warrant Agreement, each Warrant may be irrevocably exercised in whole but not in part on any Business Day from August 11, 2006 until 3:00 p.m.,

New York City time, on the earlier of (i) the Business Day immediately preceding February 13, 2008 (February 13, 2008 being referred to herein as the “Expiration Date”) and (ii) the Business Day immediately preceding the Delisting Date, if any. Except in the event of automatic exercise (as described in the Warrant Agreement), each Warrant shall be irrevocably exercised upon receipt by the Warrant Agent of such Warrant delivered free on the records of the Depository to the Warrant Agent’s Depository Participant Account (entitled Citibank, N.A. Corporate Trust Warrant Agent Account, No. 2659, or such other account at the Depository as the Warrant Agent shall designate in writing to the Company) (the “Warrant Account”) pursuant to an Exercise Notice to the Warrant Agent from a Participant, in the case of Warrants held through the facilities of the Depository, a Clearstream participant, in the case of Warrants held through Clearstream, or a Euroclear participant, in the case of Warrants held through Euroclear, acting, directly or indirectly, on behalf of the Warrantholder; provided, however, that Exercise Notices are subject to rejection by the Warrant Agent as provided in the Warrant Agreement. An Exercise Notice shall be unconditional.

This Global Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

The Warrants evidenced by this Global Warrant Certificate are part of a duly authorized issue of Warrants issued by the Company pursuant to a Warrant Agreement, dated as of August 11, 2006 (the “Warrant Agreement”), among the Company, Citibank, N.A. (the “Warrant Agent”) and Lehman Brothers Inc. (the “Calculation Agent”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Warrantholders, the entities through which such Warrantholders hold their beneficial interests in the Warrants and the registered holder of this Global Warrant Certificate consent by acceptance of this Global Warrant Certificate by the Depository and which Warrant Agreement is hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agreement is on file at the Warrant Agent’s Office, which is located at 111 Wall Street, 15th Floor, New York, New York 10043.

The Warrants constitute direct, unconditional and unsecured obligations of the Company and rank equally with the Company’s other unsecured contractual obligations and with the Company’s unsecured and unsubordinated debt.

Subject to the terms of the Warrant Agreement and this Global Warrant Certificate, and except for Warrants (x) subject to automatic exercise, (y) for which exercise is delayed pursuant to the Warrant Agreement or (z) which are held through the facilities of Clearstream or Euroclear, the “Exercise Date” for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 3:00 p.m., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 3:00 p.m., New York City time, on a Business Day, then the Business Day following such Business Day.

In the case of Warrants held through the facilities of Clearstream or Euroclear, except for Warrants subject to automatic exercise, the “Exercise Date” for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 p.m., New York

City time, on such day; provided that the Warrant is received by the Warrant Agent by 3:00 p.m., New York City time, on the Valuation Date, or (ii) if the Warrant Agent receives such Exercise Notice after 3:00 p.m., New York City time, on a Business Day, then the Business Day following such Business Day; provided that the Warrant is received by 3:00 p.m., New York City time, on the Valuation Date relating to exercises of Warrants on the applicable Valuation Day. In the event that a Warrant is received after 3:00 p.m., New York City time, on the applicable Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a Business Day, the following Business Day. In the case of Warrants held through the facilities of Euroclear, (a) participants must also transmit, by facsimile, to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 3:00 p.m., New York City time, on the desired Exercise Date and (b) Euroclear must confirm by telex to the Warrant Agent by 9:00 a.m., New York City time, on the applicable Valuation Date that the Warrants will be received by the Warrant Agent on such date; provided that if such telex communication is received after 9:00 a.m., New York City time, on the applicable Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

Upon the occurrence of a Price Source Unavailability Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency will be postponed until the Valuation Business Day for that Reference Currency next succeeding the scheduled Valuation Date on which no Price Source Unavailability Event is occurring. If on each of the two scheduled Valuation Business Days following the scheduled Valuation Date the Price Source Unavailability is still in effect or if such days are not otherwise Valuation Business Days, the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on the third scheduled Valuation Business Day after the scheduled Valuation Date in accordance with the Fallback Rate Observation Methodology. “Price Source Unavailability Event” means, as determined in good faith by the Calculation Agent, the Settlement Rate being unavailable for a Reference Currency, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Settlement Rate for a Reference Currency, on the relevant Valuation Date.

Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the Warrants, the Calculation Agent will determine the Settlement Rate for the affected Reference Currency as of the day on which such Disruption Event occurred in accordance with the Fallback Rate Observation Methodology. The Calculation Agent will use the Settlement Rate for the affected Reference Currency so determined to calculate the Basket Value for any warrant exercised after the Disruption Event has occurred, whether or not the Disruption Event is still continuing. A “Disruption Event” with respect to any Reference Currency means any of the following events (other than a Price Source Unavailability Event), as determined in good faith by the Calculation Agent:

(a)  the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of such Reference Currency into U.S. Dollars through customary legal channels; or (y) the delivery of U.S. Dollars from accounts inside the country for which such Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) to accounts outside that Reference Currency Jurisdiction;

(b)  the occurrence of any event causing the Reference Exchange Rate for such Reference Currency to be split into dual or multiple currency exchange rates; or

(c)  the occurrence and/or existence of any event (other than those set forth in (a) or (b) above) in a Reference Currency Jurisdiction that materially disrupts the market for such Reference Currency.

The valuation of and payment for any exercised Warrant may be postponed as a result of the exercise of a number of Warrants exceeding the maximum permissible amount as described herein, in which case the Warrantholder will receive the Cash Settlement Amount determined as of a later date.

Subject to the terms of the Warrant Agreement, in the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Securities Exchange Act of 1934, as amended), the AMEX and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, in which case the Warrantholder will receive the Cash Settlement Amount.

All Warrants for which the Warrant Agent has not received an Exercise Notice in proper form at or prior to 3:00 p.m., New York City time, on the earlier of (i) the Business Day immediately preceding the Expiration Date or (ii) the Business Day immediately preceding the Delisting Date, if any, or for which the Warrant Agent has received an Exercise Notice in proper form but with respect to which timely delivery of the relevant Warrants has not been made, will be deemed automatically exercised on such date without any requirement of an Exercise Notice to the Warrant Agent.

The Warrants will be issued in denominations of 100 Warrants and whole multiples of 100.

Subject to the terms of the Warrant Agreement, all exercises of Warrants (except in the case of automatic exercise of Warrants) shall be subject, at the Calculation Agent’s option, to the limitation that not more than 500,000 Warrants in total may be exercised on any Exercise Date. No fewer than 100 Warrants may be exercised by a Warrantholder at any one time, except in the case of automatic exercise of Warrants.

The Company intends to treat and, by purchasing a Warrant, the Warrantholder agrees to treat, for all tax purposes, a Warrant as a nonequity option within the meaning of section 1256(g)(3) of the Internal Revenue Code of 1986, as amended.

Prior to due presentment for registration of transfer, the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent, may deem and treat the registered owner hereof as the absolute owner of the Warrants evidenced hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose whatsoever, and as the person entitled to exercise the rights represented by the Warrants evidenced hereby, and neither the Company nor the Warrant Agent, nor any agent of the Company or the Warrant Agent, shall be affected by any notice to the contrary.

The Warrant Agent shall, in accordance with the Warrant Agreement, from time to time register the transfer of this Global Warrant Certificate in its records (which may be maintained electronically) to be maintained by it for that purpose at the Warrant Agent’s Office upon surrender hereof, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder hereof or by the duly appointed legal representative or duly authorized attorney thereof, such signature to be guaranteed by a bank or trust company with a correspondent office in New York City or by a member of a national securities exchange. Upon any such registration of transfer, a new Global Warrant Certificate shall be issued to the transferee.

The Warrant Agreement and the terms of the Warrants are subject to amendment, as provided in the Warrant Agreement.

THIS GLOBAL WARRANT CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be duly executed.

Dated: August 11, 2006		LEHMAN BROTHERS HOLDINGS INC.

		By:	/s/ Rashid Alvi
Name: Rashid Alvi
Title: Vice President

[Corporate Seal]

Attest:

/s/ Jin Lee
Assistant Secretary

Countersigned for authentication
purposes only as of the
date above written:

CITIBANK, N.A.
as Warrant Agent,

By:	/s/ John W. Reasor
Authorized Officer